CSI COMPRESSCO LP ANNOUNCES FIRST QUARTER 2023 RESULTS; ACHIEVES 14% YEAR-ON-YEAR QUARTERLY ADJUSTED EBITDA GROWTH; CONTINUES LEVERAGE REDUCTION

THE WOODLANDS, Texas (May 4, 2023) / PRNewswire / - CSI Compressco LP (“CSI,” or the “Partnership”) (NASDAQ: CCLP) today announced first quarter 2023 results.

First Quarter 2023 Results:

•Total revenues were $91.4 million compared to $80.0 million in the first quarter 2022.
•Contract services revenue increased to $69.6 million compared to $62.8 million in the first quarter 2022.
•Net loss was $2.6 million compared to a net loss of $6.6 million in the first quarter 2022.
•Adjusted EBITDA was $30.7 million compared to $26.9 million in the first quarter 2022.
•Trailing Twelve Months Adjusted EBITDA was $119.3 million.
•Compression fleet utilization increased to 87.4% compared to 81.4% in the first quarter 2022.
•Operating horsepower increased to 1,039,104 compared to 973,428 in the first quarter 2022.
•Distributable cash flow was $12.5 million compared to $10.3 million in the first quarter 2022.
•Distribution coverage ratio was 8.8x compared to 7.3x in the first quarter 2022.
•First quarter of 2023 distribution of $0.01 per common unit will be paid on May 15, 2023.
•Net Leverage Ratio was 5.3x compared to 5.9x in the first quarter 2022.
•CSI has no significant credit facility or debt maturities until 2025.

Management Commentary

John Jackson, CEO of CSI Compressco commented, “Our first quarter results reflect the strength of the natural gas compression market with continued improvement in EBITDA and leverage metrics. The forward outlook is encouraging as the visibility and sustainability of these results continues to improve.

Demand for medium and large HP (700 HP +) continues to grow as evidenced by the tight available supply and the sustained demand. This is reflected in the continued improvement in utilization rates as well as inbound requests from our customers for incremental new build large horsepower. Our overall fleet utilization improved to 87.4%; however, our reciprocating fleet improved to 93.3% and our reciprocating fleet represents over 82% of our total horsepower. Regarding the incremental new build demand, we have committed capital for 2023 and 2024 with signed contracts for large HP units for delivery later in 2023 and into the third quarter of 2024.

Our net leverage metric continues to improve, currently at 5.3x, with our full year guidance range of 4.8x - 5.2x remaining unchanged. We remain committed to limiting our capital spending during 2023 such that CSI Compressco will generate free cash flow.

The overall outlook for the natural gas compression sector has continued to improve with longer term contracts, increasing returns, limited, if any, speculative new build compression entering the market, and significant increase in new unit build costs, which improves the overall value of the existing underlying fleets. We continue to view the future with optimism as the visibility of strong results and activity lengthens and strengthens our earnings capability and accelerates the improvement in CSI Compressco’s leverage metrics.”

Net cash provided by operating activities was $19.9 million in the first quarter compared to net cash provided in operating activities of $11.8 million in the first quarter of 2022. Distributable cash flow in the first quarter was $12.5 million, resulting in a distribution coverage ratio of 8.8x.

    This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

    Unaudited results of operations for the quarter ended March 31, 2023 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022	Q1-2023 v Q4-2022	Q1-2023 v Q1-2022
	(In Thousands, except percentage changes)
Net loss	$(2,613)	$(4,246)	$(6,570)	38%	60%
Adjusted EBITDA	$30,740	$32,381	$26,885	(5)%	14%
Distributable cash flow	$12,462	$13,020	$10,332	(4)%	21%
Net cash provided by (used in) operating activities	$19,854	$(8,420)	$11,770	(336)%	(69)%
Free cash flow	$5,543	$(17,182)	$5,835	(132)%	5%

As of March 31, 2023, total compressor fleet horsepower was 1,188,737, fleet horsepower in service was 1,039,104, for an overall fleet utilization rate of 87.4% (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.
Balance Sheet

    Cash on hand at the end of the first quarter was $13.6 million. At the end of the first quarter, $59.0 million was outstanding on the Partnership’s credit facilities. Our debt also includes $400.0 million of first lien secured bonds due in 2025 and $172.7 million of second lien secured bonds due in 2026. Net leverage ratio at the end of the quarter was 5.3x.

As of March 31, 2023, our borrowing base availability under our credit facilities was $38.3 million. Total liquidity at quarter-end was $51.9 million. As of May 2, 2023, our borrowing base availability under our credit facilities totaled $21.2 million, and total liquidity was approximately $32.2 million. This compares to total liquidity of $46.4 million at year end 2022.

Capital Expenditures - 2023 Expectations

    We expect capital expenditures for 2023 to be between $43.0 million and $48.0 million. These capital expenditures include approximately $17.0 million and $19.0 million of maintenance capital expenditures, approximately $23.0 million and $25.0 million of capital expenditures primarily associated with the expansion of our contract services fleet, and $3.0 million and $4.0 million of capital expenditures related to investments in technology, primarily software and systems.

First Quarter 2023 Cash Distribution on Common Units

    On April 17, 2023, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended March 31, 2023 of $0.01 per outstanding common unit. This distribution equates to a distribution of $0.04 per outstanding common unit on an annualized basis. This distribution will be paid on May 15, 2023 to each of the holders of common units of record as of the close of business on April 30, 2023. The distribution coverage ratio for the first quarter of 2023 was 8.8x.

Conference Call

    CSI will host a conference call to discuss first quarter results today, May 4, 2023, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10178224, replay code 4997718, for one week following the conference call and the archived webcast will be available through CSI’s website for thirty days following the conference call.

CSI Compressco Overview

    CSI Compressco is a provider of contract services including natural gas compression services and treating services. Natural gas compression is used for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. Treating services include removal of contaminants from a natural gas stream and cooling to reduce the temperature of produced gas and liquids. CSI Compressco’s compression and related services business includes a fleet of approximately 4,800 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. Our treating fleet includes amine units, gas coolers, and related equipment. CSI Compressco’s aftermarket business provides compressor package overhaul, repair, reconfiguration, and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. Our customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of international locations. including the countries of Mexico, Canada, Argentina, Egypt and Chile. CSI Compressco’s General Partner is owned by Spartan Energy Partners LP.

Forward-Looking Statements

    This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.” These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the trading price of our common units, and the supply, demand, and price of oil and natural gas; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; the levels of competition we encounter; our ability to renew our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us, including changes to interest rates; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; the credit and risk profile of Spartan Energy Partners; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, environmental laws and regulations, settlements, audits, assessments, and contingencies; information technology risks, including the risk from cyberattack; acts of terrorism, war or political or civil unrest in the United States of elsewhere, including the Russian military invasion of Ukraine; operating hazards, natural disasters, weather-related impacts, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; global or national health concerns, including the outbreak of pandemics or epidemics such as the COVID-19 pandemic, including operational challenges, workforce challenges, and supply chain disruptions; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•measure operating performance and return on capital as compared to those of our competitors; and
•determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units and the general partner interest.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve-month period. Management primarily uses this metric to assess the Partnership's ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
	(In Thousands, Except per Unit Amounts)
Revenues:
Contract services	$69,647	$68,594	$62,807
Aftermarket services	17,351	20,655	12,868
Equipment rentals	4,114	3,878	3,500
Equipment sales	259	842	837
Total revenues	91,371	93,969	80,012
Cost of revenues (excluding depreciation and amortization expense):
Cost of contract services	36,827	36,221	31,040
Cost of aftermarket services	14,214	16,148	10,633
Cost of equipment rentals	555	816	516
Cost of equipment sales	207	699	452
Total cost of revenues	51,803	53,884	42,641
Depreciation and amortization	18,851	19,659	19,359
Selling, general, and administrative expense	9,979	10,080	10,841
Interest expense, net	13,315	12,951	12,381
Other (income) expense, net	(516)	(648)	544
Loss before taxes and discontinued operations	(2,061)	(1,957)	(5,754)
Provision for income taxes	552	2,289	816
Net loss	$(2,613)	$(4,246)	$(6,570)

Net loss per basic and diluted common unit	$(0.02)	$(0.03)	$(0.05)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

    The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended March 31, 2023, December 31, 2022 and March 31, 2022:

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
	(In Thousands, except Ratios)
Net loss	$(2,613)	$(4,246)	$(6,570)
Interest expense, net	13,315	12,951	12,381
Provision for income taxes	552	2,289	816
Depreciation and amortization	18,851	19,659	19,359
Non-cash cost of compressors sold	207	699	452
Equity compensation	361	390	342
Severance	67	199	—
Other	—	440	—
Transaction Costs	—	—	105
Adjusted EBITDA	$30,740	$32,381	$26,885

Less:
Current income tax expense	560	2,124	778
Maintenance capital expenditures	4,298	4,305	3,781
Interest expense	13,315	12,951	12,381
Severance and other	67	199	105
Plus:
Non-cash items included in interest expense	(38)	218	492
Distributable cash flow	$12,462	$13,020	$10,332

Cash distribution attributable to period	$1,412	$1,412	$1,411
Distribution coverage ratio	8.8x	9.2x	7.3x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

    The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended March 31, 2023, December 31, 2022 and March 31, 2022:

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
	(In Thousands)
Net cash provided by (used in) operating activities	$19,854	$(8,420)	$11,770
Capital expenditures, net of sales proceeds	(14,311)	(8,762)	(5,935)
Free cash flow	$5,543	$(17,182)	$5,835

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended
	Mar 31, 2023	Dec 31, 2022	Mar 31, 2022
Consolidated	(In Thousands, except Margin %)
Revenue	$91,371	$93,969	$80,012
Loss before taxes and discontinued operations	$(2,061)	$(1,957)	$(5,754)
Adjusted loss margin before taxes and discontinued operations	(2.3)%	(2.1)%	(7.2)%
Adjusted EBITDA (Schedule B)	$30,740	$32,381	$26,885
Adjusted EBITDA Margin	33.6%	34.5%	33.6%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)
(In Thousands, except Ratios)

Twelve Months Ended
March 31, 2023

Net loss	$(18,138)
Interest expense, net	51,437
Provision for income taxes	4,522
Depreciation and amortization	77,723
Impairments and other charges	135
Non-cash cost of compressors sold	1,137
Equity Compensation	1,641
Transaction costs	105
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	(173)
Severance	499
Other	440
Adjusted EBITDA	$119,328

Debt Schedule	March 31, 2023
7.50% First Lien Notes	$400,000
10.00%/10.75% Second Lien Notes	172,717
Asset Based Loan	59,000
Finance Lease	18,407
Cash on Hand	(13,615)
Net Debt	$636,509

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.3x

Schedule F – Balance Sheet

	March 31, 2023	December 31, 2022
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,615	$8,475
Trade accounts receivable, net of allowances for doubtful accounts of $478 as of March 31, 2023 and $736 as of December 31, 2022	64,394	65,085
Trade receivable - affiliate	1,013	948
Inventories	50,876	45,902
Prepaid expenses and other current assets	7,951	7,905
Total current assets	137,849	128,315
Property, plant, and equipment:
Land and building	7,227	7,227
Compressors and equipment	1,117,915	1,103,657
Vehicles	8,583	8,640
Construction in progress	31,097	37,183
Total property, plant, and equipment	1,164,822	1,156,707
Less accumulated depreciation	(627,236)	(611,734)
Net property, plant, and equipment	537,586	544,973
Other assets:
Intangible assets, net of accumulated amortization of $37,367 as of March 31, 2023 and $36,627 as of December 31, 2022	18,400	19,140
Operating lease right-of-use assets	30,701	27,205
Deferred tax asset	3	3
Other assets	2,748	2,767
Total other assets	51,852	49,115
Total assets	$727,287	$722,403
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$29,982	$34,589
Accrued liabilities and other	62,875	49,666
Total current liabilities	92,857	84,255
Other liabilities:
Long-term debt, net	630,717	634,016
Deferred tax liabilities	1,320	1,245
Operating lease liabilities	20,163	19,419
Other long-term liabilities	11,463	8,742
Total other liabilities	663,663	663,422
Commitments and contingencies
Partners’ capital:
General partner interest	(1,637)	(1,618)
Common units (141,995,028 units issued and outstanding at March 31, 2023 and 141,237,462 units issued and outstanding at December 31, 2022)	(13,190)	(9,250)
Accumulated other comprehensive income (loss)	(14,406)	(14,406)
Total partners’ capital	(29,233)	(25,274)
Total liabilities and partners’ capital	$727,287	$722,403

Investor Contact for further information:
Jon Byers
CSI Compressco LP
The Woodlands, Texas
Phone: (281) 364-2279
jon.byers@csicompressco.com
www.csicompressco.com